                                                                     EXHIBIT 5.2

                        [Lathrop & Gage L.C. Letterhead}

                                January 10, 2005

Ply Gem Industries, Inc.
185 Platt Clay Way
Kearney, Missouri  64060

      Re: Ply Gem Industries, Inc. Exchange Offer for $135,000,000 9% Senior Subordinated Notes due 2012

Ladies and Gentlemen:

      In connection with the Registration Statement on Form S-4, as amended (the "Registration Statement"), of Ply Gem Industries, Inc., a Delaware corporation (the "Company"), and Ply Gem Holdings, Inc., a Delaware corporation ("Holdings"), Great Lakes Window, Inc., an Ohio corporation ("Great Lakes"), Kroy Building Products, Inc., a Delaware corporation ("Kroy"), Napco, Inc., a Delaware corporation ("Napco"), Napco Window Systems, Inc., a Delaware corporation ("NWS"), Thermal-Gard, Inc., a Pennsylvania corporation ("Thermal Gard"), Variform, Inc., a Missouri corporation ("Variform"), MWM Holding, Inc., a Delaware corporation, MW Manufacturers Holding Corp., a Delaware corporation, MW Manufacturers, Inc., a Delaware corporation, Lineal Technologies, Inc., a Delaware corporation, and Patriot Manufacturing, Inc., a Delaware corporation (collectively, the "Guarantors"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder (the "Rules"), you have asked us, as special counsel in the State of Missouri to Variform, to furnish the opinions set forth below. The Registration Statement relates to the registration under the Act of the Company's $135,000,000 aggregate principal amount of 9% Senior Subordinated Notes due 2012 (the "Exchange Notes") and the guarantees of the Exchange Notes by the Guarantors (the "Guarantees")

      The Exchange Notes are to be offered in exchange for the Company's outstanding $135,000,000 aggregate principal amount of 9% Senior Subordinated Notes due 2012 (the "Initial Notes") issued and sold by the Company on August 27, 2004 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Company in accordance with the terms of the Indenture (the "Indenture"), dated as of February 12, 2004, as supplemented by the First Supplemental Indenture, dated as of August 27, 2004 (the "Supplemental Indenture"), among the Company, the Guarantors and U.S. Bank National Association, as trustee.

Ply Gem Industries, Inc.
January 10, 2005
Page 2

      As special counsel to Variform, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Indenture, the Supplemental Indenture, the form of Exchange Notes and such corporate records and other documents as we have considered relevant and necessary for the purposes of this opinion.

      As to matters of fact, we have relied upon representations of officers of Variform, including but not limited to those set forth in the Certificate of the Secretary of Variform, Inc. of even date herewith, and upon certain certificates of public officials. As to matters of law, we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Missouri.

      We have assumed due authorization, execution and delivery of the Indenture and the other agreements and documents referred to in this opinion by all parties thereto other than the Company and its affiliates and the enforceability of the Indenture and such other agreements and documents against such parties. We have also assumed, without independent investigation, (i) that the Exchange Notes and Guarantees will be issued as described in the Registration Statement and (ii) that the Exchange Notes and Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added. We have also assumed the correctness of all statements of fact contained in all agreements, certificates and other documents examined by us; the correctness of all statements of fact made in response to our inquiries by officers and other representatives of Variform and by public officials; the legal capacity of all natural persons; the genuineness of all signatures on all agreements and other documents examined by us; the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed that Variform has or will receive any consideration required under Missouri law for its issuance of the Guarantees.

      Based upon, and subject to, the foregoing, we are of the opinion that:

      (i) Variform is validly existing as a corporation and in good standing under the laws of the State of Missouri.

      (ii) Variform has duly authorized the Guarantees and duly authorized the performance of its obligations thereunder.

      (iii) Variform has the requisite corporate power and authority to execute, deliver and perform its obligations under the Guarantees.

      (iv) The issuance, execution and delivery of the Guarantees by Variform and the performance of its obligations thereunder will not result in a violation of the certificate of incorporation, as amended, or by-laws, as amended, of Variform, as certified by Variform, as in

Ply Gem Industries, Inc.
January 10, 2005
Page 3

effect on the date of the opinion (collectively, the "Charter Documents") or any Missouri statute, rule or regulation binding on Variform.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" contained in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

      The opinions set forth in this letter are effective as of the date hereof. We express no opinions other than as herein expressly set forth, and no expansion of our opinions may be made by implication or otherwise.

      This opinion letter may be relied upon only in connection with the registration and initial issuance, purchase and sale of the Exchange Notes.

                                                Very truly yours,

                                                    LATHROP & GAGE L.C.

                                                /s/ Lathrop & Gage L.C.
                                                -------------------------